NEWS RELEASE

Contact:	Robert D. Hardy, CFO U.S. Concrete, Inc. 713-499-6222

U.S. CONCRETE
REPORTS THIRD QUARTER 2008 RESULTS

HOUSTON, TEXAS -November 6, 2008 - U.S. Concrete, Inc. (NASDAQ: RMIX) today reported net income from continuing operations of $1.7 million, or $0.04 per diluted share, for the quarter ended September 30, 2008, compared to net income from continuing operations of $10.1 million, or $0.26 per diluted share, in the third quarter of 2007. For the first nine months of 2008, the Company reported a net loss from continuing operations of ($0.1) million, or $0.00 per share, compared to net income from continuing operations of $11.9 million, or $0.31 per diluted share, for the first nine months of 2007.

THIRD QUARTER 2008 RESULTS

Revenues in the third quarter of 2008 decreased 10.6 % to $212.8 million, compared to $238.1 million in the third quarter of 2007, reflecting lower sales volumes which were partially offset by higher ready-mixed concrete average sales prices and revenues from businesses acquired since September 30, 2007.

The Company’s ready-mixed concrete and concrete-related products revenues for the third quarter of 2008 were $198.4 million, a decline of 11.2% compared to the third quarter of 2007. Ready-mixed concrete sales volumes in the third quarter of 2008 totaled approximately 1.85 million cubic yards, down 14.6% from 2.16 million cubic yards of ready-mixed concrete sold in the third quarter of 2007. Excluding ready-mixed concrete volumes attributable to the businesses acquired since September 30, 2007, third quarter 2008 volumes were down approximately 17.7% from the third quarter of 2007. This decline reflects the continued slowdown of construction activity in each of the Company’s markets.

The Company’s average sales price per cubic yard of ready-mixed concrete during the third quarter of 2008 was 2.2% higher than in the third quarter of 2007. On a sequential quarter basis, the Company’s average sales price per cubic yard of ready-mixed concrete was flat in the third quarter of 2008 as compared to the second quarter of 2008.

Revenues in the Company’s precast concrete products segment were $19.2 million for the three months ended September 30, 2008, an increase of $0.7 million, or 3.7%, from the corresponding period in 2007. On a same-plant-sales basis, the Company’s third quarter 2008 precast concrete products revenues were down approximately 19.4% from the third quarter of 2007, a result of the continued downturn in residential construction in the Company’s northern California and Phoenix, Arizona markets.

Adjusted EBITDA was $17.6 million in the third quarter of 2008, compared to adjusted EBITDA of $29.3 million in the third quarter of 2007. This decrease was primarily due to lower ready-mixed concrete volumes, increased costs for aggregates and diesel fuel and higher selling, general and administrative expenses, partially offset by higher average ready-mixed concrete sales prices. The Company defines adjusted EBITDA as net income (loss) from continuing operations plus the provision (benefit) for income taxes, net interest expense, noncash goodwill impairments and depreciation, depletion and amortization. Adjusted EBITDA is a non-GAAP financial measure. For reconciliations of adjusted EBITDA, free cash flow and net debt (other non-GAAP financial measures we use in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

Commenting on the third quarter results, Michael W. Harlan, the Company’s President and Chief Executive Officer, said, “As we previously announced, construction activity and demand for our products continued to decline in each of our markets during the third quarter. We remain focused on generating cash flow and managing our balance sheet as we work our way through this economic downturn.”

The Company’s selling, general and administrative expenses were $19.3 million for the third quarter of 2008, compared to $17.2 million for the third quarter of 2007. As a percentage of revenues, selling, general and administrative expenses were 9.1% in the third quarter of 2008, as compared to 7.2% in the third quarter of 2007. Selling, general and administrative expenses in the third quarter of 2008 were higher than in the third quarter of 2007, primarily due to higher medical claim accruals and higher professional costs.

Depreciation, depletion and amortization expense for the third quarter of 2008 was up $0.3 million to $7.9 million, as compared to $7.6 million for the third quarter of 2007.

Interest expense, net, for the third quarter of 2008 was down approximately $0.2 million to $6.8 million, compared to $7.0 million for the third quarter of 2007, primarily due to lower borrowings under the Company’s senior secured credit facility.

Minority interest for the third quarter of 2008 was ($0.2) million and reflects the portion of the net loss allocable to the 40% minority interest owner in the Company’s Michigan joint venture.

The Company’s provision for income taxes from continuing operations in the third quarter of 2008 of $1.2 million varied from the normally expected income tax rate due to state income tax expenses, income tax contingency accruals and the impact of minority interest from our consolidated subsidiary on the Company’s effective income tax rate.

The Company’s net cash provided by operations for the third quarter of 2008 was $10.0 million, compared to net cash provided by operations of $19.9 million in the third quarter of 2007. Cash flow from operations in the third quarter of 2008 declined compared to the third quarter of 2007, primarily due to lower profitability, partially offset by lower working capital requirements. The Company’s free cash flow (defined as net cash provided by operations, less capital expenditures for property, plant and equipment, net of disposals) for the third quarter of 2008 was $2.6 million, compared to $14.7 million in the third quarter of 2007. Capital expenditures, net of disposal proceeds, were $7.4 million in the third quarter of 2008, as compared to $5.2 million in the third quarter of 2007.

The Company’s net debt at September 30, 2008 was $296.0 million, up $3.1 million from June 30, 2008. The sequential quarterly increase in the Company’s net debt was primarily related to two acquisitions completed in the third quarter of 2008. Net debt at September 30, 2008 was comprised of total debt of $299.9 million, less cash and cash equivalents of $3.9 million.

Robert D. Hardy, Executive Vice President and Chief Financial Officer of U.S. Concrete, stated, “We expect to generate positive free cash flow for the full year of approximately $1 million to $3 million, assuming we meet our forecasted revenue estimates. This free cash flow estimate is lower than our previous estimates, due to the continued slowdown in our sales volumes. Although we have continued to limit capital spending, we are investing in our future and have spent over $7 million this year in capital on our new information technology platform. We expect this investment to yield significant efficiency savings for us in the future. Our liquidity remains solid and our credit availability was $96.7 million at September 30, 2008, giving us adequate liquidity to manage our cash costs over the short term.”

YEAR-TO-DATE 2008 RESULTS

Revenues for the nine months ended September 30, 2008 decreased to $581.0 million, compared to revenues of $605.1 million for the first nine months of 2007.

The Company’s ready-mixed concrete and concrete-related products revenues for the nine months ended September 30, 2008 were $540.2 million, a decrease of 3.8% compared to the first nine months of 2007. The Company’s ready-mixed concrete sales volumes for the first nine months of 2008 totaled approximately 5.0 million cubic yards, down 7.7% from approximately 5.4 million cubic yards of ready-mixed concrete sold during the first nine months of 2007.

Excluding ready-mixed concrete volumes attributable to the businesses acquired since September 2007, volumes in the first nine months of 2008 were down approximately 10.6% on a same-plant-sales basis from the first nine months of 2007.

The Company’s average sales price per cubic yard of ready-mixed concrete increased approximately 3.3% during the first nine months of 2008, as compared to the first nine months of 2007.

Revenues in the Company’s precast concrete products segment were $53.1 million for the nine months ended September 30, 2008, a decrease of $1.3 million, or 2.5%, from the corresponding period in 2007. On a same-plant-sales basis, the Company’s precast concrete products revenues in the first nine months of 2008 were down approximately 25.4% from the first half of 2007, primarily resulting from the continued downturn in residential construction in the Company’s northern California and Phoenix, Arizona markets.

Adjusted EBITDA was $42.1 million, or 7.3% of revenues, in the first nine months of 2008, as compared $60.7 million, or 10.0% of revenues, in the first nine months of 2007. The decrease in adjusted EBITDA in the first nine months of 2008, as compared to the first nine months of 2007, was primarily due to gross profit declines related to lower ready-mixed concrete sales volumes, lower precast products margins, increased aggregates costs, higher diesel fuel costs and higher selling, general and administrative expenses.

The Company’s selling, general and administrative expenses were $55.1 million in the first nine months of 2008, compared to $49.8 million in the first nine months of 2007. This increase was primarily due to higher incentive compensation accruals, higher medical expenses and professional fees. As a percentage of revenues, selling, general and administrative expenses increased from 8.3% in the first nine months of 2007 to 9.5% in the first nine months of 2008.

Other income, net, decreased $1.3 million for the nine months ended September 30, 2008, as compared to the corresponding period in the prior year. This decrease was primarily attributable to a contractual settlement recorded in 2007 with a former owner of an acquired business.

Minority interest of ($2.6) million recorded in the nine months ended September 30, 2008 related to the allocable share of net loss from our Michigan joint venture to the minority interest owner, compared to a slight profit in the first nine months of 2007.

The Company’s net cash provided by operations for the first nine months of 2008 was $19.5 million, compared to cash provided by operations of $17.5 million for the first nine months of 2007. The Company’s free cash flow for the first nine months of 2008 was $2.7 million, as compared to $0.4 million for the first nine months of 2007, reflecting lower working capital requirements and reduced income tax payments, partially offset by lower operating profits.

Commenting on the Company’s outlook for the fourth quarter, Mr. Harlan stated, “We expect our fourth quarter 2008 revenues and ready-mixed concrete volumes to be down between 10% and 15%, assuming normal operating conditions, compared to the fourth quarter of 2007, reflecting the sustained slowdown in construction activity in our markets. Although we expect to generate positive EBITDA in the fourth quarter, we expect to generate a loss on a per share basis.”

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Thursday, November 6, 2008, at 10:00 a.m., Eastern time, to review its third quarter 2008 results. To participate in the call, dial (303) 262-2055 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call. A replay of the conference call will be available through Thursday, November 13, 2008. To access the replay, dial (303) 590-3000 and use the pass code 11121826#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com. To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, an archive will be available shortly after the call on the Company’s Web site at www.us-concrete.com within the “investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

This press release uses the non-GAAP financial measures “adjusted EBITDA,” “free cash flow” and “net debt.” The Company has included adjusted EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies. The Company also uses adjusted EBITDA to monitor and compare the financial performance of its operations. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company believes that net debt is useful to investors as a measure of its financial position. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. See the attached “Additional Statistics” for reconciliation of each of these non-GAAP measures to the most comparable GAAP financial measures for the three and nine months ended September 30, 2008 and 2007.

ABOUT U.S. CONCRETE

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete. The Company has 134 fixed and nine portable ready-mixed concrete plants, nine precast concrete plants, one concrete block plant and seven producing aggregates facilities. During 2007 (including acquired volumes), these plant facilities produced approximately 7.5 million cubic yards of ready-mixed concrete, 2.7 million eight-inch equivalent block units and 3.8 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the Company’s focus on generating cash flow and managing its balance sheet; the expected generation of positive free cash flow for the full year of approximately $1.0 million to $3.0 million, assuming we meet our forecasted revenue estimates; expectations regarding controls on costs and capital spending; expectations regarding efficiency savings with respect to the Company’s new information technology platform; the adequacy of the Company’s liquidity to manage cash costs; expectations regarding our fourth quarter 2008 revenues and ready-mixed concrete volumes to be down between 10% and 15% assuming normal operating conditions compared to the fourth quarter of 2007; sustained slowdown in construction activity in our markets; and expectations that the Company will generate positive EBITDA and a loss on a per share basis in the fourth quarter. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions, including the conditions of the financial markets; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s subsequently filed Quarterly Reports on Form 10-Q.

(Tables to follow)

U.S. CONCRETE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Sales	$212,819	$238,086	$580,973	$605,087
Cost of goods sold before depreciation, depletion and amortization	176,324	192,501	488,025	497,515
Selling, general and administrative expenses	19,322	17,162	55,095	49,783
Depreciation, depletion and amortization	7,850	7,547	21,763	21,489
Income from operations	9,323	20,876	16,090	36,300
Interest expense, net	6,747	7,035	20,121	21,091
Other income, net	578	563	1,628	2,950
Income (loss) before income taxes and minority interest	3,154	14,404	(2,403)	18,159
Income tax provision	1,248	4,563	346	6,139
Minority interest in consolidated subsidiary	184	(286)	(2,645)	72
Income (loss) from continuing operations	1,722	10,127	(104)	11,948
Loss from discontinued operations (net of tax benefit of $0 and $81 in 2008, and $54 and $537 in 2007)	—	(83)	(149)	(809)
Net income (loss)	$1,722	$10,044	$(253)	$11,139

Earnings per share - Basic
Income from continuing operations	$0.04	$0.26	$—	$0.31
Loss from discontinued operations, net of income tax benefit	—	—	—	(0.02)
Net income	$0.04	$0.26	$—	$0.29

Earnings per share - Diluted
Income from continuing operations	$0.04	$0.26	$—	$0.31
Loss from discontinued operations, net of income tax benefit	—	—	—	(0.02)
Net income	$0.04	$0.26	$—	$0.29

Number of shares used in calculating earnings (loss) per share:
Basic	38,808	38,341	38,702	38,186
Diluted	39,389	39,004	38,702	38,894

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$3,907	$14,850
Trade accounts receivable, net	125,682	102,612
Inventories, net	36,430	32,557
Prepaid expenses	5,619	5,256
Deferred income taxes	16,289	10,937
Other current assets	9,379	11,387
Assets held for sale	—	7,273
Total current assets	197,306	184,872

Property, plant and equipment, net	275,793	267,010
Goodwill	191,365	184,999
Other assets, net	9,202	10,375
Total assets	$673,666	$647,256

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,868	$3,172
Accounts payable	55,239	48,160
Accrued liabilities	60,466	45,411
Total current liabilities	119,573	96,743

Long-term debt, net of current maturities	295,990	295,328
Other long-term liabilities and deferred credits	8,477	9,125
Deferred income taxes	31,713	26,763
Total liabilities	455,753	427,959

Commitments and contingencies

Minority interest in consolidated subsidiary	11,547	14,192

Stockholders’ equity:
Preferred stock	—	—
Common stock	40	39
Additional paid-in capital	269,720	267,817
Retained earnings (deficit)	(60,371)	(60,118)
Treasury stock, at cost	(3,023)	(2,633)
Total stockholders’ equity	206,366	205,105
Total liabilities and stockholders’ equity	$673,666	$647,256

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:	$19,514	$17,479

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment, net of disposals of $3,350 and $2,174	(16,846)	(17,113)
Payments for acquisitions, net of cash received of $1.0 million in 2007	(21,778)	(8,265)
Disposal of business unit	7,583	—
Other investing activities	103	(227)
Net cash used in investing activities	(30,938)	(25,605)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	6,282	13,122
Repayments of capital leases and notes payable	(4,924)	(7,829)
Proceeds from issuances of common stock under compensation plans	376	1,471
Share repurchases under common stock buyback program	(703)	—
Excess tax benefits from stock-based compensation	—	22
Purchase of treasury shares	(390)	(715)

Other financing activities	(160)	(217)
Net cash provided by financing activities	481	5,854
NET DECREASE IN CASH AND CASH EQUIVALENTS	(10,943)	(2,272)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	14,850	8,804
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,907	$6,532

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three months ended September 30,		Nine months Ended September 30,
	2008	2007	2008	2007
Sales:
Ready-mixed concrete and concrete-related products	$198,434	$223,523	$540,224	$561,627
Precast concrete products	19,231	18,547	53,145	54,492
Inter-segment sales	(4,846)	(3,984)	(12,396)	(11,032)
Total sales	$212,819	$238,086	$580,973	$605,087

Segment operating income:
Ready-mixed concrete and concrete-related products	$13,052	$21,302	$24,824	$36,415
Precast concrete products	1,762	2,108	5,277	6,259
Unallocated overhead and other income	1,348	1,241	4,042	7,348
Corporate:
Selling, general and administrative expense	6,261	3,212	16,425	10,772
Interest expense, net	6,747	7,035	20,121	21,091
Income (loss) before income taxes and minority Interest	$3,154	$14,404	$(2,403)	$18,159

Depreciation, depletion and amortization:
Ready-mixed concrete and concrete-related products	$6,908	$6,928	$19,518	$19,797
Precast concrete products	827	519	1,885	1,396
Corporate	115	100	360	296
Total depreciation, depletion and amortization	$7,850	$7,547	$21,763	$21,489

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS

(In thousands, unless otherwise noted)
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin, and net debt as of September 30, 2008 and September 30, 2007 and Free Cash Flow for the three and nine months ended September 30, 2008 and September 30, 2007; and (2) corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2008 and September 30, 2007. We have also included in the table below certain Ready-Mixed Concrete Statistics for the three and nine months ended September 30, 2008 and September 30, 2007.

We define adjusted EBITDA as our net income (loss) from continuing operations, plus the provision (benefit) for income taxes, net interest expense and noncash goodwill impairments, depreciation, depletion and amortization. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total sales. We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA to monitor and compare the financial performance of our operations. Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents. We believe that Net Debt is useful to investors as a measure of our financial position.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$93.74	$94.28
Volume (in cubic yards)	1,845	5,002

Adjusted EBITDA reconciliation:
Net income (loss) from continuing operations	$1,722	$(104)
Income tax provision	1,248	346
Interest expense, net	6,747	20,121
Depreciation, depletion and amortization	7,850	21,763
Adjusted EBITDA	$17,567	$42,126
Adjusted EBITDA margin	8.3%	7.3%

Free Cash Flow reconciliation:
Net cash provided by operations	$10,014	$19,514
Less: capital expenditures, net of disposals $429 and $3,350	(7,405)	(16,846)
Free Cash Flow	$2,609	$2,668

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$299,858
Less: cash and cash equivalents	3,907
Net Debt	$295,951

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$91.70	$91.27
Volume (in cubic yards)	2,159	5,421

Adjusted EBITDA reconciliation:
Net loss from continuing operations	$10,127	$11,948
Income tax provision	4,563	6,139
Interest expense, net	7,035	21,091
Depreciation, depletion and amortization	7,547	21,489
Adjusted EBITDA	$29,272	$60,667
Adjusted EBITDA margin	12.3%	10.1%

Free Cash Flow reconciliation:
Net cash provided by operations	$19,869	$17,479
Less: capital expenditures, net of disposals 10 and $2,174	(5,213)	(17,113)
Free Cash Flow	$14,656	$366

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$308,792
Less: cash and cash equivalents	(6,532)
Net Debt	$302,260